Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 10, 2022, with respect to the consolidated financial statements of Manscaped Holdings LLC, and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 11, 2022